KnowBe4 Confirms Receipt of Non-Binding Proposal from Vista Equity Partners

No Action Required by KnowBe4 Stockholders at This Time

TAMPA BAY, Fla. – September 19, 2022 – KnowBe4, Inc (the “Company” or “KnowBe4”) (Nasdaq: KNBE), the provider of the world’s largest security awareness training and simulated phishing platform, today confirmed the receipt of a non-binding proposal from Vista Equity Partners (“Vista”) to acquire all outstanding shares of the Company for $24 per share in cash. The proposal represents a 39% premium to KnowBe4’s closing price on September 16, 2022.

The Company’s Board of Directors (the “Board”) regularly considers opportunities to enhance value for its stockholders. In response to an inquiry from Vista, the Board formed a special committee of the Board, comprised solely of independent directors (the “Special Committee”), to engage with Vista and take other actions that it deems appropriate, with the assistance of independent financial and legal advisors.

Consistent with its mandate, and in consultation with its legal and financial advisors, the Special Committee will carefully review the Vista proposal and other potential value creation opportunities to determine the course of action that it believes is in the best interests of KnowBe4 and its stockholders.

There is no certainty that any transaction will be consummated, and KnowBe4 does not intend to comment further until the Special Committee has concluded its review. The proposal was required to be disclosed by Vista under Regulation 13D by the U.S. Securities and Exchange Commission.

Morgan Stanley & Co. LLC is serving as financial advisor to the Special Committee, Wilson Sonsini Goodrich & Rosati, Professional Corporation is serving as KnowBe4’s legal advisor and Potter Anderson & Corroon is serving as the Special Committee’s legal advisor.

About KnowBe4

KnowBe4, the provider of the world’s largest security awareness training and simulated phishing platform, is used by more than 52,000 organizations around the globe. Founded by IT and data security specialist Stu Sjouwerman, KnowBe4 helps organizations address the human element of security by raising awareness about ransomware, CEO fraud and other social engineering tactics through a new-school approach to awareness training on security. Kevin Mitnick, an internationally recognized cybersecurity specialist and KnowBe4’s Chief Hacking Officer, helped design the KnowBe4 training based on his well-documented social engineering tactics. Tens of thousands of organizations rely on KnowBe4 to mobilize their end users as their last line of defense.

Forward-Looking Statements

This communication contains forward-looking statements that involve risks and uncertainties, including statements regarding: the non-binding proposal received by KnowBe4, KnowBe4’s potential responses to that proposal, and the exploration of value creation opportunities by KnowBe4. These forward-looking statements are based on the beliefs of, and assumptions made by, KnowBe4. Because such statements are based on beliefs or expectations as to the future and are not statements of fact, actual results may differ materially from those expressed or implied by these forward-looking statements. Additional risks and uncertainties include those risks and uncertainties detailed in the periodic reports that KnowBe4 files with the Securities and Exchange Commission (the “SEC”), including

KnowBe4’s Annual Report on Form 10-K filed with the SEC on March 10, 2022, and Quarterly Reports on Form 10-Q filed with the SEC on May 10, 2022, and August 4, 2022. Such period reports may be obtained on the investor relations section of KnowBe4’s website (https://investors.knowbe4.com/). All forward-looking statements in this communication are based on information available to KnowBe4 as of the date of this communication, and KnowBe4 does not assume any obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Contacts

Ken Talanian
Investor Relations
IR@Knowbe4.com
(727) 286-3584

Kathy Wattman
Public Relations
PR@KnowBe4.com
(727) 474-9950

OR

Eric Brielmann / Caroline Lipe
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449